Joint Filers’ Names and Addresses

(1)	Insight Venture Partners (Cayman) VII, L.P.

(2)	Insight Venture Partners VII (Co-Investors), L.P.

(3)	Insight Venture Partners (Delaware) VII, L.P.

(4)	Insight Venture Partners VII (Class A), L.P.

(5)	Insight Venture Associates VII, L.P.

(6)	Insight Venture Associates VII, Ltd.

(7)	Insight Holdings Group, LLC

The business address for (1), (2), (4), (5) and (6) of the above reporting persons is:

Insight Venture Associates VII, L.P.
P.O. Box 309 Ugland House
Grand Cayman, E9  KY1-1104

The business address for (3) and (7) of the above reporting persons is:

680 Fifth Avenue
8th Floor
New York, N.Y. 10019